Exhibit 10.16

Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ 07920 USA

February 3, 2009

Jim Chirico

32520 Archdale

Chapel Hill, NC 27517

Dear Jim,

It gives me great pleasure to offer you the position of Chief Restructuring Officer of Avaya Inc. This letter confirms the compensation associated with your anticipated new role.

Assumption of Duties: Effective February 3, 2009, you will assume the role of Chief Restructuring Officer, reporting to me. Your office will be located at 211 Mt. Airy Road, Basking Ridge, NJ 07920.

Total Target Cash Compensation: Your total target cash compensation will be $1,050,000, comprised of base salary and short term incentive awards.

Base Salary: Your revised annual base salary will take effect beginning February 1, 2009 and will be $600,000, payable monthly.

Short Term Incentive Plan: At the end of the fiscal year you will be eligible for a discretionary cash bonus payout under the Avaya Inc. Short Term Incentive Plan (“STIP”) (or any successor plan) based on your own performance as well as the Company’s performance. Your annual target bonus opportunity under the STIP will be 75% of your base salary (i.e., 75% x $600,000 = $450,000).

Retention Payments: You will receive cash retention payments in the aggregate amount of $2,700,000, less applicable taxes, according to the following schedule (each a “Retention Payment”):

•	$1,000,000 to be paid in February 2009 coincident with your salary payment for that month;

and.

•	$1,700,000 to be paid in October 2010 coincident with your salary payment for that month.

Each Retention Payment shall be made if and only if you are employed by Avaya as of the date of such Retention Payment. If Avaya terminates your employment for cause, or you terminate your employment for any reason, in either case prior to the one-year anniversary of the date of any Retention Payment, then you will be obligated to return a pro-rated portion of such Payment according to the following schedule: for each full month not employed, you will be obligated to return  1/12 of such Retention Payment.

Special Cash Payment: You will receive a special cash payment in the amount of $900,000 less applicable taxes, according to the following schedule (each a “Special Payment”):

•	$300,000 to be paid in February 2009 coincident with your salary payment for that month;

•	$300,000 to be paid in October 2009 coincident with your salary payment for that month; and

•	$300,000 to be paid in October 2010 coincident with your salary payment for that month.

Each Special Payment shall be made if and only if you are employed by Avaya as of the date of such Special Payment. If Avaya terminates your employment for cause, or you terminate your employment for any reason, in either case prior to the one-year anniversary of the date of any Special Payment, then you will be obligated to return a pro-rated portion of such Special Payment according to the following schedule: for each full month not employed, you will be obligated to return  1/12 of such Special Payment.

Jim Chirico - Page 2

Stock Option Grant: Subject to approval by the Compensation Committee of Avaya’s Board of Directors, you will be awarded an option to purchase 250,000 shares of common stock of Sierra Holdings Corp., the parent company of Avaya (See Attachment A). This award will consist of:

•

162,500 shares, where 25% vests after the first year and the remaining shares vest in equal increments each quarter over the following three years, with all shares having vested by the fourth anniversary of the date of grant; and

•

43,750 shares, where 25% vests after each year for four years if Avaya’s financial performance meets defined EBITDA targets (net income adjusted for certain items, including but not limited to interest, taxes, depreciation and amortization); and

•	43,750 shares, where the amount of shares vesting depends on the return Avaya’s majority stockholders receive on their initial investment in Avaya.

The specific terms of your award are contained in the Amended and Restated Sierra Holdings Corp. 2007 Equity Incentive Plan and in your individual award agreements, which exclusively control your stock options and supersede any other written or oral representations concerning your options, including this letter. You will receive a copy of the plan and the agreements after your award has been approved. You must be an employee of Avaya on the vesting dates specified in your award agreements to receive your award.

Confidentiality of Agreement: It is agreed and understood that you will not talk about, write about or otherwise disclose the terms or existence of this letter or any fact concerning its negotiation or implementation. You may, however, discuss the contents of this letter with your family, legal and/or financial counselor and as otherwise required by law.

Employment At-Will: This letter is neither an express nor implied contract for continued employment or employment for a specific length of time. Your employment with Avaya will be “At-Will.” This means that you have the right to terminate your employment at any time and for any reason. Likewise, Avaya may terminate your employment at any time and for any reason.

Prior Representation: By acceptance of this offer you further agree that this offer supersedes and completely replaces any prior oral or written communications or representations concerning or relating to the subject matter hereof.

If you agree to the foregoing terms and conditions please sign this letter by February 4th in the space provided below.

Jim, I feel the package we have developed for you is attractive and anticipates that you will continue to make a critical contribution to Avaya. As a Company, we have never been better positioned to take full advantage of the opportunities for growth and success in the marketplace. I look forward to your continued employment.

Sincerely,

/s/ Kevin J. Kennedy
Kevin Kennedy
President and Chief Executive Officer

/s/ Jim Chirico	February 3, 2009
Acknowledged and Agreed to:	Date
Jim Chirico